TRANSMITTAL LETTER

P02000031953

Department of State
Division of Corporations
P. O. Box 6327
Tallahassee, FL 32314

SECRETARY OF STATE TALLAHASSEE, FLORIDA
02 MAR 25 AM 9:21
APPROVED AND FILED

SUBJECT: Millennium Group Worldwide, Inc
(PROPOSED CORPORATE NAME – MUST INCLUDE SUFFIX)

Enclosed is an original and one(1) copy of the articles of incorporation and a check for:

RECEIVED
02 MAR 25 AM 9:13

- ☐ $70.00 Filing Fee
- ☒ $78.75 Filing Fee & Certificate of Status
- ☒ $78.75 Filing Fee & Certified Copy
- ☐ $87.50 Filing Fee, Certified Copy & Certificate of Status

ADDITIONAL COPY REQUIRED

FROM: Vivian Bryant
Name (Printed or typed)

4309 Farrell Lane
Address

000005152490--8
-03/25/02--01018--004
*****78.75 *****78.75

Orlando, FL 32812
City, State & Zip

407-894-1500 ext 1001
Daytime Telephone number

NOTE: Please provide the original and one copy of the articles.

3/25

Articles of Incorporation
of
Millennium Group Worldwide, Inc.

The undersigned, for the purpose of forming a corporation under the Florida General Corporation Act, hereby adopts the following articles of incorporation:

Article I
Name

The name of the Corporation is Millennium Group Worldwide, Incorporated

Article II
Duration

The term of existence of the Corporation is perpetual.

Article III
Nature of Business

The nature of the business to be conducted by the Corporation is:

1. To buy, sell, develop, manage, real estate and any other activity associated with real estate, including but not limited to: constructing homes, bridges, roads, dams, ports, commercial buildings, private buildings, shopping centers, office buildings. To buy and or sell mortgages, insurance products, retirement plans, and any other financial services that is legal. To engage in entertainment services, communication services, international trade, marketing and manufacturing.

2. To transact any and all lawful business for which corporations may be incorporated under the Florida General Corporation Act; and

3. To do such other things as are incidental to the foregoing or necessary or desirable in order to accomplish the foregoing.

Article IV
Capital Stock

The aggregate number of shares which the Corporation has authority to issue is fifty million shares, (50,000,000), all of which shall be common stock having a par value of .001 cents per share.

Article V
Preemptive Rights Granted

Each shareholder of any class of stock of this Corporation shall be entitled to full preemptive rights to purchase unissued or treasury stock of the Corporation and any securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of any such unissued or treasury stock.

Article VI
Registered Office

The street address of the initial registered office of the Corporation is:

10390 USA Today Way
Miramar, Florida 33025

The name of the registered agent at such address is:

Julius Jackson

Article VII
Principal Office

The initial street address of the principal office of the Corporation in the state of Florida is:

10390 USA Today Way
Miramar, Florida 33025

Article VIII
Directors

The initial board of directors of the Corporation shall consist of three (3) members. Changes in the number of members comprising the board of directors shall be made by amendment to the Corporation's bylaws.

The name and address of the initial members of the first board of directors is:

NAME	ADDRESS
Julius Jackson	1832 N. W. 193 street Miami, Florida 33056
Joseph Johnson Jr.	2865 Duke of Gloucester Terrace East Point, Georgia 30344
Frazier Todd Sr.	2880 Duke of Gloucester Terrace East Point, Georgia 30344
Anthony Bass	4059 Ashland Circle Douglasville, Ga. 30135

Article IX
Incorporator

The name and address of the Incorporator is:

NAME
Vivian Bryant

ADDRESS
4309 Farrell Lane
Orlando, Florida 32812

Article X
Indemnification

The Corporation shall indemnify any officer or director to the full extent permitted by law.

Article XI

Reimbursement of organizational, certain other pre-incorporation expenses and adoption of contracts.

The Corporation hereby adopts all contracts made on its behalf by the hereinbefore mentioned incorporator. The Corporation further authorizes its directors to reimburse the hereinbefore mentioned incorporator for any and all expenses incurred on behalf of the Corporation, prior to its incorporation, and for any and all expenses incurred in the organization and formation of the Corporation. The directors of this Corporation shall have the sole discretion to determine the expenses for which the hereinbefore mentioned incorporator shall be reimbursed.

Article XII
Right to amend articles of incorporation

The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation or any amendment hereto, and any writing inferred upon the shareholders shall be subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 25 day of March, 2002

Vivian Bryant
____

STATE OF FLORIDA)
) SS
COUNTY OF)

ON THIS ___ day of March, 2002, before me, a notary public duly authorized in the state and county last aforesaid, personally appeared-------------------, known to me to be the person whose name is subscribed to the above Articles of Incorporation, and who acknowledged that he executed the same for the purposes therein contained and who produced Florida Driver's License Number---------------, as proof of his identity.

WITNESS MY HAND and official seal in the aforesaid State and County this __ day of March, 2002

____

My Commission Expires:

____

Certification Designated Place Of Business Or Domicile For the Service Of Process Within Florida, Naming Agent Upon Whom Process May Be Served

In compliance with section 48.091, Florida Statutes, The following is Submitted:

Millennium Group Worldwide, Incorporated

Desiring to organize or qualify under the laws of the state of Florida with its principal place of business located at 10390 USA TODAY WAY, Miramar FL 33025, and designates as follows its agent to accept service of process.

Signature *Vivian Bryant*

Title: *Ms.* Incorporator

Date: *25* March 2002

Having been named to accept service of process for the above-stated corporation, at 10390 USA TODAY WAY, Miramar, FL 33025, I hereby agree to act in this capacity, and I further agree to comply with the provision of all statutes relative to the proper and complete performance of my duties.

Signature *Vivian Bryant*

Date *25* March 2002

AND
FILED
25 AM 9:2?
SECRETARY OF STATE
TALLAHASSEE, FLORIDA